Exhibit 99.1

CONTACT:

Mackenzie Aron, VP Investor Relations

(480) 734-2060

investor@taylormorrison.com

Taylor Morrison Reports Third Quarter 2023 Results

SCOTTSDALE, Ariz., Oct. 25, 2023—Taylor Morrison Home Corporation (NYSE: TMHC), a leading national land developer and homebuilder, announced results for the third quarter ended September 30, 2023. Reported net income in the third quarter was $171 million, or $1.54 per diluted share. Adjusted net income in the third quarter was $180 million, or $1.62 per diluted share, excluding the impact of an inventory impairment and charge related to an extinguishment of debt.

Third quarter 2023 highlights included the following:

•	Home closings revenue of $1.6 billion, driven by 2,639 home closings at an average price of $611,000.

•	GAAP home closings gross margin of 23.1% and 23.9% excluding an inventory impairment.

•	Net sales orders of 2,592, driven by a monthly absorption pace of 2.7 per community versus 2.1 a year ago.

•	74,000 homebuilding lots owned and controlled at quarter end, representing 6.1 years of total supply, of which 3.5 years was owned.

•	Homebuilding debt-to-capitalization of 25.9% on a gross basis and 18.8% net of $614 million of unrestricted cash. Total liquidity was $1.6 billion.

•	Credit rating upgraded by S&P Global to BB+ from BB with a Stable outlook.

•	Book value per share increased 21% year over year to $46.78.

“In the third quarter, our team once again achieved strong results, including the delivery of over 2,600 homes at a better-than-expected adjusted home closings gross margin of 23.9%. At the same time, we flexed each of our capital allocation priorities to increase our land investment, retire debt outstanding and repurchase our shares, all while ending the quarter with a significant liquidity position of $1.6 billion. In total, this drove a 21% year-over-year increase in our book value per share to a new high of nearly $47,” said Sheryl Palmer, Taylor Morrison Chairman and CEO.

“Our core performance was healthy, with margins and returns remaining well above our historic norms given the meaningful enhancements to our operating efficiencies over the last several years that we believe will continue to drive enhanced long-term performance. However, at the same time, it is important to recognize that this quarter reflected the temporary impact of last year’s slower starts and sales activity and compared to record profitability achieved this time last year. We also acknowledge that the rapid reacceleration in interest rates in September has once again injected some hesitation into the market alongside typical seasonal slowing.”

Palmer continued, “The strength of our diversified consumer strategy and balanced product portfolio better equips our homebuilding and financial services teams to effectively manage these headwinds. The resiliency of our business is a function of our diversification across buyer groups, emphasis on high-quality community locations and return-focused investment strategy that has been years in the making. Our portfolio meets buyer demand across entry-level, move-up and resort lifestyle consumers, with the necessary local and national scale to compete effectively. With different needs and preferences among these consumer sets, this approach allows us to operate both a spec and to-be-built operating model, which offers important strategic advantages, including production efficiencies, reduced risk and greater margin potential. These buyers group also respond differently to changes in interest rates, allowing us to calibrate our sales strategies to optimize our performance.”

“As a result, with exceptional cohesion between our teams and continued financial strength among our targeted consumers, we will continue to execute on our core operating strategies, with a focus on appropriately balancing pace and price by community to drive bottom-line results and returns. I am pleased that despite the challenges, we are once again raising our full-year guidance for home closings and adjusted home closings gross margin,” said Palmer.

Business Highlights (All comparisons are of the current quarter to the prior-year quarter, unless indicated.)

Homebuilding

•	Home closings revenue declined to $1.6 billion, driven by a 14% decrease in home closings to 2,639 and a 6% decrease in average closing price to $611,000.

•

On a reported basis, home closings gross margin declined 440 basis points year over year to 23.1% from the record-high of 27.5% a year ago. Excluding the impact of an impairment charge related to one community in the West facing a change in scope due to municipal requirements, adjusted home closings gross margin was 23.9%.

•	SG&A as a percentage of home closings revenue increased 300 basis points to 10.4% from the record-low of 7.4% a year ago as the Company adjusted to the change in market conditions.

•

Net sales orders increased 25% to 2,592, driven by a 26% increase in the monthly absorption pace to 2.7 per community and flattish ending community count of 325. Average net sales order price increased 1% to $623,000.

•	As a percentage of gross orders, cancellations equaled 11.4% versus 15.6% a year ago. This was consistent with historic norms.

•	Ending backlog was 6,118 homes with a sales value of $4.1 billion. Backlog customer deposits averaged approximately $62,000, or just over 9%, per home.

Land Portfolio

•

Homebuilding land acquisition and development spend totaled $552 million. Development-related spend accounted for 42% of the total. Year to date, total homebuilding land acquisition and development spend has been approximately $1.3 billion.

•	Homebuilding lot supply was approximately 74,000 owned and controlled homesites, down from 80,000.

•	Controlled homebuilding lots as a share of total lot supply was 42%, flat from a year ago.

•	Based on trailing twelve-month home closings, total homebuilding lots represented 6.1 years of total supply, of which 3.5 years was owned. This was unchanged from a year ago.

Financial Services

•	The mortgage capture rate reached another all-time high of 88%, up from 68%.

•	Borrowers had an average credit score of 753 and debt-to-income ratio of 39%.

Balance Sheet

•

Total liquidity was approximately $1.6 billion, including $614 million of unrestricted cash and $1.1 billion of total capacity on the Company’s revolving credit facilities, which were undrawn outside of normal letters of credit.

•	In September, the Company redeemed the full $350 million principal outstanding related to its 2024 Senior Notes using cash on hand.

•

The gross homebuilding debt-to-capital ratio was 25.9%, down from 37.1% a year ago. Including $614 million of unrestricted cash on hand, the net homebuilding debt-to-capital ratio was 18.8%, down from 34.0% a year ago.

•

In September, the Company received an upgraded credit rating from S&P Global to BB+ from BB with a Stable outlook in recognition of its strong operating momentum, earnings performance and debt reduction.

•

During the quarter, the Company repurchased 2.2 million shares for $100 million at an average price of approximately $46. At quarter end, the Company had $176 million remaining on its share repurchase authorization.

Business Outlook

Fourth Quarter 2023

•	Home closings are expected to be approximately 2,950

•	Average closing price is expected to be around $615,000

•	Home closings gross margin is expected to be approximately 23.0%

•	Ending active community count is expected to be between 320 to 325

•	Effective tax rate is expected to be approximately 25%

•	Diluted share count is expected to be approximately 109 million

Full Year 2023

•	Home closings are now expected to be approximately 11,250

•	Adjusted home closings gross margin excluding inventory impairments is now expected to be around 23.7%(1)

•	Ending active community count is expected to be between 320 to 325

•	SG&A as a percentage of home closings revenue is expected to be in the high-9% range

•	Effective tax rate is expected to be approximately 25%

•	Diluted share count is now expected to be approximately 110 million

•	Land and development spend is expected to be approximately $1.8 billion

(1)	Note: The adjusted full-year home closings gross margin guidance excludes an approximate 10 basis point impact related to the inventory impairment recorded in the third quarter.

Quarterly Financial Comparison

(Dollars in thousands)	Q3 2023	Q3 2022	Q3 2023 vs. Q3 2022
Total Revenue	$1,675,545	$2,034,644	(17.6)%
Home Closings Revenue	$1,611,883	$1,983,775	(18.7)%
Home Closings Gross Margin	$372,884	$545,611	(31.7)%
	23.1%	27.5%	440 bps decrease
SG&A	$167,791	$147,049	14.1%
% of Home Closings Revenue	10.4%	7.4%	300 bps increase

Earnings Conference Call Webcast

A public webcast to discuss the Company’s earnings will be held later today at 8:30 a.m. ET. A live audio webcast of the conference call will be available on Taylor Morrison’s website at www.taylormorrison.com on the Investor Relations portion of the site under the Events & Presentations tab. For call participants, the dial-in number is (833) 470-1428 and conference ID is 524943. The call will be recorded and available for replay on the Company’s website.

About Taylor Morrison

Headquartered in Scottsdale, Arizona, Taylor Morrison is one of the nation’s leading homebuilders and developers. We serve a wide array of consumers from coast to coast, including first-time, move-up, luxury and resort lifestyle homebuyers and renters under our family of brands—including Taylor Morrison, Esplanade, Darling Homes Collection by Taylor Morrison and Yardly. From 2016-2023, Taylor Morrison has been recognized as America’s Most Trusted® Builder by Lifestory Research. Our strong commitment to sustainability, our communities, and our team is highlighted in our latest Environmental, Social, and Governance (ESG) Report on our website.

Forward-Looking Statements

This earnings summary includes “forward-looking statements.” These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words ““anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “may,” “will,” “can,” “could,” “might,” “should” and similar expressions identify forward-looking statements, including statements related to expected financial, operating and performance results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: inflation or deflation; changes in general and local economic conditions; slowdowns or severe downturns in the housing market; homebuyers’ ability to obtain suitable financing; increases in interest rates, taxes or government fees; shortages in, disruptions of and cost of labor; higher cancellation rates of existing agreements of sale; competition in our industry; any increase in unemployment or underemployment; the scale and scope of the ongoing COVID-19 pandemic; the seasonality of our business; the physical impacts of climate change and the increased focus by third-parties on sustainability issues; our ability to obtain additional performance, payment and completion surety bonds and letters of credit; significant home warranty and construction defect claims; our reliance on subcontractors; failure to manage land acquisitions, inventory and development and construction processes; availability of land and lots at competitive prices; decreases in the market value of our land inventory; new or changing government regulations and legal challenges; our compliance with environmental laws and regulations regarding climate change; our ability to sell mortgages we originate and claims on loans sold to third parties; governmental regulation applicable to our financial services and title services business; the loss of any of our important commercial lender relationships; our ability to use deferred tax assets; raw materials and building supply shortages and price fluctuations; our concentration of significant operations in certain geographic areas; risks associated with our unconsolidated joint venture arrangements; information technology failures and data security breaches; costs to engage in and the success of future growth or expansion of our operations or acquisitions or disposals of businesses; costs associated with our defined benefit and defined contribution pension schemes; damages associated with any major health and safety incident; our ownership, leasing or occupation of land and the use of hazardous materials; existing or future litigation, arbitration or other claims; negative publicity or poor relations with the residents of our communities; failure to recruit, retain and develop highly skilled, competent people; utility and resource shortages or rate fluctuations; constriction of the capital markets; risks related to instability in the banking system; risks associated with civil unrest, acts of terrorism, threats to national security, the conflicts in Eastern Europe and the Middle East and other geopolitical events; any failure of lawmakers to agree on a budget or appropriation legislation to fund the federal government’s operations (also known as a government shutdown), and financial markets’ and businesses’ reactions to any such failure; risks related to our substantial debt and the agreements governing such debt, including restrictive covenants contained in such agreements; our ability to access the capital markets; the risks associated with maintaining effective internal controls over financial reporting; provisions in our charter and bylaws that may delay or prevent an acquisition by a third party; and our ability to effectively manage our expanded operations.

In addition, other such risks and uncertainties may be found in our most recent annual report on Form 10-K and our subsequent quarterly reports filed with the Securities and Exchange Commission (SEC) as such factors may be updated from time to time in our periodic filings with the SEC. We undertake no duty to update any forward-looking statement, whether as a result of new information, future events or changes in our expectations, except as required by applicable law.

Taylor Morrison Home Corporation

Consolidated Statements of Operations

(In thousands, except per share amounts, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Home closings revenue, net	$1,611,883	$1,983,775	$5,221,225	$5,511,204
Land closings revenue	14,291	14,225	31,439	66,651
Financial services revenue	40,045	27,749	117,108	98,419
Amenity and other revenue	9,326	8,895	28,194	56,517

Total revenue	1,675,545	2,034,644	5,397,966	5,732,791
Cost of home closings	1,238,999	1,438,164	3,980,749	4,084,748
Cost of land closings	13,572	11,571	30,620	50,139
Financial services expenses	23,128	20,395	70,618	66,092
Amenity and other expenses	8,128	6,574	25,010	39,264

Total cost of revenue	1,283,827	1,476,704	4,106,997	4,240,243
Gross margin	391,718	557,940	1,290,969	1,492,548
Sales, commissions and other marketing costs	98,797	94,692	304,591	279,950
General and administrative expenses	68,994	52,357	205,904	189,905
Net (income)/loss from unconsolidated entities	(1,934)	1,180	(7,049)	2,986
Interest (income)/expense, net	(5,782)	4,382	(12,013)	13,823
Other expense/(income), net	2,968	5,751	6,683	(4,720)
Loss/(gain) on extinguishment of debt, net	269	(71)	269	(13,542)

Income before income taxes	228,406	399,649	792,584	1,024,146
Income tax provision	57,960	90,418	196,005	243,300

Net income before allocation to non-controlling interests	170,446	309,231	596,579	780,846
Net loss/(income) attributable to non-controlling interests	245	548	(235)	(3,377)

Net income available to Taylor Morrison Home Corporation	$170,691	$309,779	$596,344	$777,469

Earnings per common share
Basic	$1.57	$2.75	$5.48	$6.63
Diluted	$1.54	$2.72	$5.40	$6.56
Weighted average number of shares of common stock:
Basic	108,837	112,701	108,827	117,242
Diluted	110,622	113,780	110,536	118,438

Taylor Morrison Home Corporation

Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	September 30, 2023	December 31, 2022
Assets
Cash and cash equivalents	$613,811	$724,488
Restricted cash	765	2,147

Total cash, cash equivalents, and restricted cash	614,576	726,635
Owned inventory	5,479,987	5,346,905
Consolidated real estate not owned	423	23,971

Total real estate inventory	5,480,410	5,370,876
Land deposits	206,258	263,356
Mortgage loans held for sale	241,749	346,364
Lease right of use assets	76,463	90,446
Prepaid expenses and other assets, net	305,581	265,392
Other receivables, net	188,723	191,504
Investments in unconsolidated entities	329,634	282,900
Deferred tax assets, net	67,656	67,656
Property and equipment, net	262,671	202,398
Goodwill	663,197	663,197

Total assets	$8,436,918	$8,470,724

Liabilities
Accounts payable	$272,830	$269,761
Accrued expenses and other liabilities	487,262	490,253
Lease liabilities	86,401	100,174
Customer deposits	380,544	412,092
Estimated development liabilities	42,271	43,753
Senior notes, net	1,468,255	1,816,303
Loans payable and other borrowings	332,177	361,486
Revolving credit facility borrowings	—	—
Mortgage warehouse borrowings	191,645	306,072
Liabilities attributable to consolidated real estate not owned	423	23,971

Total liabilities	$3,261,808	$3,823,865
Stockholders’ Equity
Total stockholders’ equity	5,175,110	4,646,859

Total liabilities and stockholders’ equity	$8,436,918	$8,470,724

Homes Closed and Home Closings Revenue, Net:

	Three Months Ended September 30,
	Homes Closed			Home Closings Revenue, Net			Average Selling Price
(Dollars in thousands)	2023	2022	Change	2023	2022	Change	2023	2022	Change
East	996	1,118	(10.9)%	$572,971	$638,270	(10.2)%	$575	$571	0.7%
Central	709	835	(15.1)%	423,396	522,247	(18.9)%	597	625	(4.5)%
West	934	1,097	(14.9)%	615,516	823,258	(25.2)%	659	750	(12.1)%

Total	2,639	3,050	(13.5)%	$1,611,883	$1,983,775	(18.7)%	$611	$650	(6.0)%

	Nine Months Ended September 30,
	Homes Closed			Home Closings Revenue, Net			Average Selling Price
(Dollars in thousands)	2023	2022	Change	2023	2022	Change	2023	2022	Change
East	3,228	3,152	2.4%	$1,906,862	$1,757,444	8.5%	$591	$558	5.9%
Central	2,376	2,277	4.3%	1,499,420	1,347,828	11.2%	631	592	6.6%
West	2,701	3,421	(21.0)%	1,814,943	2,405,932	(24.6)%	672	703	(4.4)%

Total	8,305	8,850	(6.2)%	$5,221,225	$5,511,204	(5.3)%	$629	$623	1.0%

Net Sales Orders:

	Three Months Ended September 30,
	Net Sales Orders			Sales Value			Average Selling Price
(Dollars in thousands)	2023	2022	Change	2023	2022	Change	2023	2022	Change
East	940	1,041	(9.7)%	$559,524	$640,093	(12.6)%	$595	$615	(3.3)%
Central	641	450	42.4%	374,224	267,681	39.8%	584	595	(1.8)%
West	1,011	578	74.9%	680,666	372,223	82.9%	673	644	4.5%

Total	2,592	2,069	25.3%	$1,614,414	$1,279,997	26.1%	$623	$619	0.6%

	Nine Months Ended September 30,
	Net Sales Orders			Sales Value			Average Selling Price
(Dollars in thousands)	2023	2022	Change	2023	2022	Change	2023	2022	Change
East	3,066	3,189	(3.9)%	$1,786,988	$1,976,798	(9.6)%	$583	$620	(6.0)%
Central	2,123	1,979	7.3%	1,248,196	1,294,106	(3.5)%	588	654	(10.1)%
West	3,280	2,509	30.7%	2,219,056	1,878,886	18.1%	677	749	(9.6)%

Total	8,469	7,677	10.3%	$5,254,240	$5,149,790	2.0%	$620	$671	(7.6)%

Sales Order Backlog:

	As of September 30,
	Sold Homes in Backlog			Sales Value			Average Selling Price
(Dollars in thousands)	2023	2022	Change	2023	2022	Change	2023	2022	Change
East	2,421	3,256	(25.6)%	$1,613,188	$2,121,673	(24.0)%	$666	$652	2.1%
Central	1,464	2,489	(41.2)%	960,269	1,694,111	(43.3)%	656	681	(3.7)%
West	2,233	2,196	1.7%	1,523,545	1,579,937	(3.6)%	682	719	(5.1)%

Total	6,118	7,941	(23.0)%	$4,097,002	$5,395,721	(24.1)%	$670	$679	(1.3)%

Ending Active Selling Communities:

	As of September 30,		Change
	2023	2022
East	107	118	(9.3)%
Central	94	105	(10.5)%
West	124	103	20.4%

Total	325	326	(0.3)%

Reconciliation of Non-GAAP Financial Measures

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”), we provide our investors with supplemental information relating to: (i) adjusted net income and adjusted earnings per common share, (ii) adjusted income before income taxes and related margin, (iii) adjusted home closings gross margin; (iv) EBITDA and adjusted EBITDA and (v) net homebuilding debt to capitalization ratio.

Adjusted net income, adjusted earnings per common share and adjusted income before income taxes and related margin are non-GAAP financial measures that reflect the net income/(loss) available to the Company excluding, to the extent applicable in a given period, the impact of inventory impairment charges, impairment of investment in unconsolidated entities, pre-acquisition abandonment charges, gains/losses on land transfers to joint ventures and extinguishment of debt, net, and in the case of adjusted net income and adjusted earnings per common share, the tax impact due to such items. EBITDA and Adjusted EBITDA are non-GAAP financial measures that measure performance by adjusting net income before allocation to non-controlling interests to exclude, as applicable, interest expense/(income), net, amortization of capitalized interest, income taxes, depreciation and amortization (EBITDA), non-cash compensation expense, if any, inventory impairment charges, impairment of investment in unconsolidated entities, pre-acquisition abandonment charges, gains/losses on land transfers to joint ventures and extinguishment of debt, net. Net homebuilding debt to capitalization ratio is a non-GAAP financial measure we calculate by dividing (i) total debt, plus unamortized debt issuance cost/(premium), net, and less mortgage warehouse borrowings, net of unrestricted cash and cash equivalents (“net homebuilding debt”), by (ii) total capitalization (the sum of net homebuilding debt and total stockholders’ equity). Adjusted home closings gross margin is a non-GAAP financial measure based on GAAP home closings gross margin (which is inclusive of capitalized interest), excluding inventory impairment charges.

Management uses these non-GAAP financial measures to evaluate our performance on a consolidated basis, as well as the performance of our regions, and to set targets for performance-based compensation. We also use the ratio of net homebuilding debt to total capitalization as an indicator of overall leverage and to evaluate our performance against other companies in the homebuilding industry. In the future, we may include additional adjustments in the above-described non-GAAP financial measures to the extent we deem them appropriate and useful to management and investors.

We believe that adjusted net income, adjusted earnings per common share, adjusted income before income taxes and related margin, as well as EBITDA and adjusted EBITDA, are useful for investors in order to allow them to evaluate our operations without the effects of various items we do not believe are characteristic of our ongoing operations or performance and also because such metrics assist both investors and management in analyzing and benchmarking the performance and value of our business. Adjusted EBITDA also provides an indicator of general economic performance that is not affected by fluctuations in interest rates or effective tax rates, levels of depreciation or amortization, or unusual items. Because we use the ratio of net homebuilding debt to total capitalization to evaluate our performance against other companies in the homebuilding industry, we believe this measure is also relevant and useful to investors for that reason. We believe that adjusted home closings gross margin is useful to investors because it allows investors to evaluate the performance of our homebuilding operations without the varying effects of items or transactions we do not believe are characteristic of our ongoing operations or performance.

These non-GAAP financial measures should be considered in addition to, rather than as a substitute for, the comparable U.S. GAAP financial measures of our operating performance or liquidity. Although other companies in the homebuilding industry may report similar information, their definitions may differ. We urge investors to understand the methods used by other companies to calculate similarly-titled non-GAAP financial measures before comparing their measures to ours.

A reconciliation of (i) adjusted net income and adjusted earnings per common share, (ii) adjusted income before income taxes and related margin, (iii) adjusted home closings gross margin; (iv) EBITDA and adjusted EBITDA and (v) net homebuilding debt to capitalization ratio to the comparable GAAP measures is presented below.

Adjusted Net Income and Adjusted Earnings Per Common Share

	Three Months Ended September 30,
(Dollars in thousands, except per share data)	2023	2022
Net income available to TMHC	$170,691	$309,779
Inventory impairment(1)	11,791	—
Gain on land transfers to joint ventures(2)	—	(808)
Loss/(gain) on extinguishment of debt, net(3)	269	(71)
Tax impact due to above non-GAAP reconciling items	(3,060)	205

Adjusted net income	$179,691	$309,105

Basic weighted average number of shares	108,837	112,701
Adjusted earnings per common share—Basic	$1.65	$2.74
Diluted weighted average number of shares	110,622	113,780
Adjusted earnings per common share – Diluted	$1.62	$2.72

(1)  Charge included in Cost of home closings on the Consolidated Statement of Operations

(2)  Charge included in Other/(income) expense, net on the Consolidated Statement of Operations

(3)  Included in Loss/(gain) on extinguishment of debt, net on the Consolidated Statement of Operations

Adjusted Income Before Income Taxes and Related Margin
	Three Months Ended September 30,
(Dollars in thousands)	2023	2022
Income before income taxes	$228,406	$399,649
Inventory impairment	11,791	—
Gain on land transfers to joint ventures	—	(808)
Loss/(gain) on extinguishment of debt, net	269	(71)

Adjusted income before income taxes	$240,466	$398,770

Total revenue	$1,675,545	$2,034,644
Income before income taxes margin	13.6%	19.6%
Adjusted income before income taxes margin	14.4%	19.6%

Adjusted Home Closings Gross Margin
	Three Months Ended September 30,
(Dollars in thousands)	2023	2022
Home closings revenue	$1,611,883	$1,983,775
Cost of home closings	$1,238,999	$1,438,164

Home closings gross margin	$372,884	$545,611
Inventory impairment	11,791	—

Adjusted home closings gross margin	$384,675	$545,611

Home closings gross margin as a percentage of home closings revenue	23.1%	27.5%
Adjusted home closings gross margin as a percentage of home closings revenue	23.9%	27.5%

EBITDA and Adjusted EBITDA Reconciliation
	Three Months Ended September 30,
(Dollars in thousands)	2023	2022
Net income before allocation to non-controlling interests	$170,446	$309,231
Interest (income)/expense, net	(5,782)	4,382
Amortization of capitalized interest	32,377	33,774
Income tax provision	57,960	90,418
Depreciation and amortization	2,728	1,484

EBITDA	$257,729	$439,289
Non-cash compensation expense	5,702	5,333
Inventory impairment	11,791	—
Gain on land transfers to joint ventures	—	(808)
Loss/(gain) on extinguishment of debt, net	269	(71)

Adjusted EBITDA	$275,491	$443,743

Total revenue	$1,675,545	$2,034,644
Net income before allocation to non-controlling interests as a percentage of total revenue	10.2%	15.2%
EBITDA as a percentage of total revenue	15.4%	21.6%
Adjusted EBITDA as a percentage of total revenue	16.4%	21.8%

Debt to Capitalization Ratios Reconciliation

(Dollars in thousands)	As of September 30, 2023	As of June 30, 2023	As of September 30, 2022
Total debt	$1,992,077	$2,393,571	$2,729,924
Plus: unamortized debt issuance cost, net	8,815	9,613	11,242
Less: mortgage warehouse borrowings	$(191,645)	(249,898)	(146,335)

Total homebuilding debt	$1,809,247	$2,153,286	$2,594,831
Total equity	5,175,110	5,095,313	4,403,466
Total capitalization	$6,984,357	$7,248,599	$6,998,297
Total homebuilding debt to capitalization ratio	25.9%	29.7%	37.1%
Total homebuilding debt	$1,809,247	$2,153,286	$2,594,831
Less: cash and cash equivalents	(613,811)	(1,227,264)	(329,244)

Net homebuilding debt	$1,195,436	$926,022	$2,265,587
Total equity	5,175,110	5,095,313	4,403,466

Total capitalization	$6,370,546	$6,021,335	$6,669,053

Net homebuilding debt to capitalization ratio	18.8%	15.4%	34.0%